Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 033-62561) and the Registration Statements on Form S-8 (Nos. 333-82556, 333-35526, 333-24045, 033-63395 and 033-16711) of Microsemi Corporation of our report dated November 20, 2003 relating to the financial statements and financial statement schedule, which appears in this Form

10-K.

PricewaterhouseCoopers LLP

Orange County, California

December 17, 2003